Exhibit 5.1

2828 N. Harwood Street

Suite 1800

Dallas, TX 75201-2139

214-922-3400

Fax: 214-922-3899

www.alston.com

December 9, 2016

Southside Bancshares, Inc. 1201 S. Beckham Avenue Tyler, TX 75701

Re:	Southside Bancshares, Inc.—Prospectus Supplement to Shelf Registration Statement on Form S-3ASR (File No. 333-213580)

Ladies and Gentleman:

We have acted as counsel to Southside Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated December 6, 2016 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on December 6, 2016 (the “Prospectus Supplement”) to the prospectus, dated September 12, 2016 (together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the issuance and sale by the Company of 2,185,000 shares (the “Shares”) of common stock, par value $1.25 per share (the “Common Stock”), of the Company pursuant to the Underwriting Agreement, dated as of December 6, 2016 (the “Underwriting Agreement”), by and between the Company and Keefe, Bruyette & Woods, Inc. (the “Underwriter”).

This opinion is being furnished pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion below, we have examined (i) the Restated Certificate of Formation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) resolutions adopted by Company’s Board of Directors deemed by us to be relevant to this opinion letter, (iv) the Registration Statement, including the Prospectus contained therein, (v) the Underwriting Agreement, (vi) a certificate of the Company’s officers, (vii) certificates of public officials and (viii) such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

In our examination of the relevant documents, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competence of all natural persons, (iii) the authenticity of

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Southside Bancshares, Inc.

December 9, 2016

all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and (iv) the accuracy, completeness and authenticity of all certificates of public officials. In making our examination of executed documents, we have assumed that they constitute valid, binding and enforceable obligations of such parties, other than the Company.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the Texas Business Organizations Code (“TBOC”), and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. Special rulings of authorities administering the TBOC or opinions of other counsel have not been sought or obtained.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that the issuance of the Shares has been duly authorized and, when the Shares have been issued and paid for under the terms and conditions set forth in the Prospectus and the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the filing of the Prospectus with the Commission and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph above, and no opinion may be implied or inferred beyond the opinion expressly stated in such paragraph. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Southside Bancshares, Inc.

December 9, 2016

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the reference to this law firm under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP